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                                                                     EXHIBIT 5.1

                               December 16, 1999

E-SYNC NETWORKS, INC.
35 Nutmeg Drive
Trumbull, Connecticut 06611

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel to E-Sync Networks, Inc., a Delaware corporation, successor by merger to Wiltek, Inc. (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") of the Company, covering (i) 393,000 shares of the Common Stock, $.01 par value, of the Company, to be issued pursuant to the Company's 1994 Employees' Stock Option Plan, as amended (the "1994 Plan"), and (ii) 750,000 shares of Common Stock to be issued pursuant to the Company's 1999 Long-Term Incentive Plan (collectively referred to with the 1994 Plan as the "Plans").

     In rendering the opinion set forth herein, we have examined executed copies, telecopies or photocopies of: (i) the Registration Statement and the Plans; (ii) the certificate of incorporation of the Company, as amended, the By-laws of the Company, as amended, and excerpts from the minute books of the Company; and (iii) such other records, documents, certificates and other instruments which in our judgment are necessary or appropriate as a basis for the opinion expressed below. In our examination of such documents we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

     Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth, we are of the opinion that, upon the issuance of the shares of Common Stock in accordance with the Plans (and in accordance with the terms of any awards and agreements which are issued or entered into pursuant to the terms and conditions of the Plans) and as contemplated by the Registration Statement, such shares will be validly issued, fully paid and non-assessable.

     We do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

                                          Very truly yours,

                                             /s/ FINN DIXON & HERLING LLP
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